Exhibit 3.81

CERTIFICATE OF FORMATION

OF

NEW GENCO GP, LLC

1.                          The name of the limited liability company is New Genco GP, LLC.

2.                          The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.                          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of New Genco GP, LLC this 26th day of July, 2004.

/s/ Kenneth E. Young
Kenneth E. Young
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:26 PM 07/26/2004
FILED 05:30 PM 07/26/2004
SRV 040546026 - 3833644 FILE